Acknowledgement and Acceptance of Special Servicer

October 7, 2022

BY EMAIL

U.S. Bank National Association, as Trustee and Certificate Administrator 190 South LaSalle Street, 7th Floor Chicago, Illinois 60603 Attention: GSMC 2015-GC30 E-mail: cmbs.transactions@usbank.com

RE:	Acknowledgment and Acceptance of Special Servicer;

GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates,

Series 2015-GC30

Ladies and Gentlemen:

Reference is made to that certain Pooling and Servicing Agreement (the “PSA”) dated as of May 1, 2015, among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland, as Special Servicer, Trimont Real Estate Advisors, Inc., as Operating Advisor, and U.S. Bank National Association, as Certificate Administrator and as Trustee, relating to the GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2015-GC30 and the Dallas Market Center Amended and Restated Co-Lender Agreement, dated July 1, 2015 by and between U.S. Bank National Association, as Trustee for the Registered Holders of the GS Mortgage Securities Trust, Commercial Mortgage Pass-Through Certificates, Series 2015-GC30, as owner of the Note A-1, Goldman Sachs Mortgage Company (“Goldman”), as owner of the Note A-2, and Goldman, as owner of the Note A3 (the “Co-Lender Agreement”).  Capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the PSA and Co-Lender Agreement, as applicable.

Pursuant to Sections 6.08(a) and 7.02 of the PSA, the undersigned hereby agrees with all the other parties to the PSA that the undersigned shall serve as Special Servicer under, and as defined in, the PSA. The effective date (the “Effective Date”) of the appointment of the undersigned as Special Servicer shall be the date hereof. The undersigned hereby assumes and agrees to perform punctually, as of the Effective Date, all of the responsibilities, duties and liabilities of the Special Servicer under the PSA and the Co-Lender Agreement that arise on and after the Effective Date. The undersigned hereby makes, as of the date hereof, the representations and warranties applicable to the Special Servicer set forth in Section 2.06 of the PSA mutatis mutandis with all references to “Agreement” in Section 2.06 of the PSA to include this Acknowledgement and Acceptance of Special Servicer in addition to the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: LNR Partners, LLC is a duly formed limited liability company, validly existing in active status under the laws of the State of Florida.

2340 Collins Avenue • Miami Beach, Florida  33139

Telephone: (305) 695-5600 • Fax: (305) 695-5601

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LNR Partners, LLC’s address for notices pursuant to Section 11.04 of the PSA is as follows:

LNR Partners, LLC

2340 Collins Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Heather Bennet and Job Warshaw – GSMS 2015-GC30

Facsimile number (305) 695-5601

E-mail: LNR.CMBS.Notices@lnrproperty.com,

hbennet@starwood.com and jwarshaw@lnrpartners.com

Sincerely,

LNR PARTNERS, LLC

By: /s/ Job Warshaw

Name: Job Warshaw

Title:   President

2340 Collins Avenue • Miami Beach, Florida  33139

Telephone: (305) 695-5600 • Fax: (305) 695-5601

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